Exhibit 4


                            SUPPLEMENTAL AGREEMENT
                               September 27, 1999


Reference is made to:

          (i) the Pledge Agreement (the "Pledge Agreement") by Phillip Wade in favor of BankBoston, N.A. (the "Bank") dated on or about July 25, 1997, pursuant to which, among other things, Mr. Wade pledged certain shares (the "Subject Shares") of the common stock, par value $.01 per share, of Geerlings & Wade, Inc. (the "Company") as security to secure certain loans and other obligations (the "Obligations"); and

          (ii) the Stockholder Agreement dated on or about the date hereof (the "Stockholder Agreement") pursuant to which Mr. Wade has also agreed to vote all his shares of capital stock of the Company (referred to in the Stockholder Agreement and herein as the "Stockholder's Shares") as provided in the Stockholder Agreement.

     Whereas, (a) the Company intends to enter into an Agreement and Plan of Merger with Liquid Holdings, Inc., a Delaware corporation ("Liquid Holdings") and an affiliate of Liquid Holdings; and (b) in connection therewith Mr. Wade and certain other parties have agreed to enter in the Stockholder Agreement and the parties signing below have agreed to enter into this Supplemental Agreement;

     Now, therefore, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

     Through February 29, 2000, the Bank and Mr. Wade will cause the Stockholder's Shares to be voted as provided in the Stockholder Agreement. In addition, until February 29, 2000, the Bank will not directly or indirectly sell, transfer, pledge or grant a security interest in the Stockholder's Shares to any person or entity unless, prior to such sale, transfer, pledge or grant the transferee agrees in writing for the benefit of each of Mr. Wade, Liquid Holdings and the Company to hold such shares in accordance with and subject to the provisions of this Supplemental Agreement. Except as set forth above, nothing in this Supplemental Agreement is intended or shall be construed to restrict the Banks ability to sell Pledged Shares.

     Mr. Wade hereby irrevocably instructs the Bank that upon satisfaction in full of the Obligations the Bank shall deliver to Mr. Huib Geerlings or to an escrow agent designated by Mr. Geerlings (the "Escrow Agent") any and all remaining collateral under the Pledge Agreement or any other collateral securing the Obligations (including, without limitation, any remaining Pledged Shares). Until otherwise instructed by Mr. Geerlings or as otherwise required by order of a court of competent jurisdiction, the Bank will not release any such Pledged Shares or collateral (including any proceeds of any thereof) to Mr. Wade.


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     Each of the undersigned hereby agrees to execute such additional documents and take such other additional steps as may reasonably be required to give effect to the foregoing.

     In witness whereof the parties have caused this instrument to be signed as of the date first written above.


                                            BankBoston, N.A.


                                            By  /s/ Timothy G. Clifford
                                                ___________________________
                                                Name:  Timothy G. Clifford
                                                Title: Director



                                                /s/ Phillip Wade
                                                ___________________________
                                                Phillip Wade, individually


Accepted and Agreed:

Liquid Holdings, Inc.


By /s/ Ronald S. Haft
   ______________________________
   Name:  Ronald S. Haft
   Title: Chairman, CEO and President